Term Sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 39-XI dated June 11, 2008	Term Sheet to Product Supplement No. 39-XI Registration Statement No. 333-130051 Dated July 14, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co.
$
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund due July 22, 2011

General

  The notes are designed for investors who seek a return of three times the appreciation of a weighted diversified basket of domestic and international components, consisting of four equity indices and two exchange-traded funds, up to a maximum total return on the notes of 30%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines by more than 20%, be willing to lose up to 80% of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing July 22, 2011†.
  Minimum denominations of $3,000 and integral multiples of $1,000 in excess thereof.
  The notes are expected to price on or about July 18, 2008 and are expected to settle on or about July 25, 2008.

Key Terms

Basket:

The notes are linked to a basket consisting of the S&P 500® Index (“SPX”), the Russell 2000® Index (“RUT”), the S&P MidCap 400® Index (“MID”), the MSCI EAFE® Index (“MXEA”) (each a “Basket Index” and, collectively, the “Basket Indices”), the iShares® MSCI Emerging Markets Index Fund (“EEM”) and the Financial Select Sector SPDR® Fund (“XLF”) (each a “Basket Fund” and, collectively, the “Basket Funds”). Each Basket Index and Basket Fund is referred to as a “Basket Component” and, collectively, the “Basket Components.”

Component Weightings:

The S&P 500 Weighting is 30%, the Russell 2000 Weighting is 20%, the S&P MidCap Weighting is 20%, the MSCI EAFE Weighting is 24%, the MSCI Emerging Markets Weighting is 3% and the Financial Select Sector Weighting is 3% (each a “Component Weighting,” and collectively, the “Component Weightings”).

Upside Leverage Factor:	The Upside Leverage Factor will be determined on the pricing date and will not be less than 3.
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by the Upside Leverage Factor, subject to the Maximum Total Return on the notes of 30%*. For example, if the Basket Return is equal to or greater than 10%, you will receive the Maximum Total Return on the notes of 30%*, which entitles you to a maximum payment at maturity of $1,300 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Basket Return x Upside Leverage Factor)]
*The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 30%.

Your principal is protected against up to a 20% decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level by up to 20%, you will receive the principal amount of your notes at maturity.

If the Ending Basket Level declines from the Starting Basket Level by more than 20%, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond 20%. Under these circumstances, your final payment per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 x (Basket Return + 20%)]
If the Ending Basket Level declines from the Starting Basket Level by more than 20%, you could lose up to $800 per $1,000 principal amount note at maturity.
Buffer Amount:	20%.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level on any trading day will be calculated as follows:

100 x [1 + (S&P 500 Return * S&P 500 Weighting) + (Russell 2000 Return * Russell 2000 Weighting) + (S&P MidCap Return * S&P MidCap Weighting) + (MSCI EAFE Return * MSCI EAFE Weighting) + (MSCI Emerging Markets Return * MSCI Emerging Markets Weighting) + (Financial Select Sector Return * Financial Select Sector Weighting)]

Each of the S&P 500 Return, the Russell 2000 Return, the S&P MidCap Return, the MSCI EAFE Return, the MSCI Emerging Markets Return and the Financial Select Sector Return reflects the performance of the respective Basket Component, expressed as a percentage, from the relevant Basket Component closing level or closing price on the pricing date to the relevant Basket Component closing level or closing price on such trading day. The Final Share Price used to calculate the MSCI Emerging Markets Return is the closing price of one share of the iShares® MSCI Emerging Markets Index Fund on the Observation Date, multiplied by the Share Adjustment Factor. The Final Share Price used to calculate the Financial Select Sector Return is the closing price of one share of the Financial Select Sector SPDR® Fund on the Observation Date, multiplied by the Share Adjustment Factor. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-XI.

Share Adjustment Factor:

With respect to each Basket Fund, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti Dilution Adjustments” in the accompanying product supplement no. 39-XI for further information about these adjustments.

Observation Date:	July 18, 2011†
Maturity Date:	July 22, 2011†
CUSIP:	48123LFV1
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 39-XI.

Investing in the Buffered Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 39-XI and “Selected Risk Considerations” beginning on page TS-1 of this term sheet.

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 39-XI and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $57.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. JPMSI may use a portion of that commission to pay selling concessions to other dealers of approximately $25.00 per $1,000 principal amount note. The actual commission received by JPMSI may be more or less than $57.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be paid to other dealers, exceed $60.00 per $1,000 principal amount note. See “Underwriting” beginning on page PS-145 of the accompanying product supplement no. 39-XI.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

July 14, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 39-XI dated June 11, 2008. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 39-XI, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 39-XI dated June 11, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208003043/e31925_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by the Upside Leverage Factor, up to the Maximum Total Return on the notes of 30%*, or $1,300 for every $1,000 principal amount note. The actual Upside Leverage Factor will be set on the pricing date and will not be less than 3. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  * The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 30%.
  LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the principal amount of your notes is protected against a decline in the Ending Basket Level, as compared to the Starting Basket Level, of up to 20%. If the Ending Basket Level declines by more than 20%, for every 1% decline beyond 20%, you will lose an amount equal to 1% of the principal amount of your notes. Accordingly, at maturity you will receive a payment equal to at least $200 for each $1,000 principal amount note.
  DIVERSIFICATION AMONG THE BASKET COMPONENTS — The return on the notes is linked to a basket consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The S&P MidCap 400® Index consists of 400 component stocks selected to provide a performance benchmark for the medium market capitalization segment (between approximately $1 billion to $4 billion) of the U.S. equity markets. The MSCI EAFE® Index is published by MSCI and is a free float adjusted market capitalization index intended to measure the equity market performance of certain developed markets. As of June 2008 the MSCI EAFE® Index consisted of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets as measured by the MSCI Emerging Markets Index, which we refer to as the Underlying Index. The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected emerging markets countries. The Financial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company that consists of several separate investment portfolios and is managed by SSgA Funds Management, Inc. (“SSFM”). The Financial Select Sector SPDR® Fund seeks investment results that, before expenses, generally correspond to the price and yield performance of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index, which we refer to as the Tracking Index. The Financial Select Sector Index measures the performance of the financial services sector of the U.S. equity market, as defined by the S&P 500® Index. For additional information about each Basket Component, see “The S&P 500® Index,” “The Russell 2000® Index,” “The S&P MidCap 400® Index,” “The MSCI EAFE® Index,” “The iShares® MSCI Emerging Markets Index Fund” and “The Financial Select Sector SPDR® Fund” in the accompanying product supplement no. 39-XI.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-XI. As described therein, we and you will agree to characterize and treat the notes for U.S. federal income tax purposes as “open transactions”. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Sidley Austin LLP, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. For example, the notes could be treated either as subject (in whole or in part) to the “constructive ownership transaction” rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed in the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 39-XI, or as “contingent payment debt instruments”. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the shares of the Basket Funds). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. Holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund

TS-1
capital gain” (as defined in Section 1260 of the Code) of the U.S. Holder. In addition, an interest charge will also apply to any deemed underpayment of tax. Although the matter is not clear, Section 1260 of the Code should not apply to the notes. U.S. Holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.
Moreover, on December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the possible U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge (as discussed above). While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly on a retroactive basis.
You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative characterizations in general and the possible impact of the notice described above in particular.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Components or any of the component equity securities of the Basket Indices or the equity securities held by the Basket Funds. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 39-XI dated June 11, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal in excess of $200 per $1,000 principal amount note. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level, beyond the 20% buffer. Accordingly, you could lose up to $800 for each $1,000 principal amount note that you invest in.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 30%.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  SOME OF THE BASKET COMPONENTS, AND THUS THE NOTES THEMSELVES, ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the component stocks of the country indices that compose the MSCI EAFE® Index are converted into U.S. dollars for purposes of calculating the value of the component country indices and the MSCI EAFE® Index, and the prices of the equity securities held by the iShares® MSCI Emerging Markets Index Fund are converted into U.S. dollars for purposes of calculating the net asset value of the iShares® MSCI Emerging Markets Index Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component stocks of the MSCI EAFE® Index or the equity securities held by the iShares® MSCI Emerging Markets Index Fund trade. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component stocks in the MSCI EAFE® Index and the equity securities held by the iShares® MSCI Emerging Markets Index Fund denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE® Index or the iShares® MSCI Emerging Markets Index Fund will be adversely affected and the payment at maturity of the notes may be reduced.
  THERE ARE RISKS ASSOCIATED WITH THE iSHARES® MSCI EMERGING MARKETS INDEX FUND — The iShares® MSCI Emerging Markets Index Fund has a limited operating history, having commenced trading in April 2003. Although its shares are listed for trading on the New York Stock Exchange (the “NYSE”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the iShares® MSCI Emerging Markets Index Fund or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisers, which we refer to as BGFA, is the iShares® MSCI Emerging Markets Index Fund’s investment advisor. The iShares® MSCI Emerging Markets Index Fund is subject to management risk, which is the risk that BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BGFA may select up to 10% of the iShares® MSCI Emerging Markets Index Fund’s assets to be invested in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the Underlying Index. Any of such action could adversely affect the market price of the shares of the iShares® MSCI Emerging Markets Index Fund, and consequently, the value of the notes.
  DIFFERENCES BETWEEN THE iSHARES® MSCI EMERGING MARKETS INDEX FUND AND THE MSCI EMERGING MARKETS INDEX — The iShares® MSCI Emerging Markets Index Fund does not fully replicate the MSCI Emerging Markets Index, may hold securities not included in the Underlying Index and will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the iShares® MSCI Emerging Markets Index Fund and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the iShares® MSCI Emerging Markets Index Fund and the Underlying Index. Finally, because the shares of the

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund

TS-2
  iShares® MSCI Emerging Markets Index Fund are traded on the NYSE and are subject to market supply and investor demand, the market value of one share of the iShares® MSCI Emerging Markets Index Fund may differ from the net asset value per share of the iShares® MSCI Emerging Markets Index Fund. For all of the foregoing reasons, the performance of the iShares® MSCI Emerging Markets Index Fund may not correlate with the performance of the Underlying Index.
  THE PERFORMANCE OF THE FINANCIAL SELECT SECTOR SPDR® FUND MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKING INDEX — The Financial Select Sector SPDR® Fund will generally invest in all of the equity securities included in the Tracking Index. There may, however, be instances where SSFM may choose to overweight another stock in the Tracking Index, purchase securities not included in the Tracking Index that SSFM believes are appropriate to substitute for a security included in the Tracking Index or utilize various combinations of other available investment techniques in seeking to track accurately the Tracking Index. In addition, the performance of the Financial Select Sector SPDR® Fund will reflect additional transaction costs and fees that are not included in the calculation of the Tracking Index. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the Financial Select Sector SPDR® Fund and the Tracking Index. Finally, because the shares of the Financial Select Sector SPDR® Fund are traded on the AMEX and are subject to market supply and investor demand, the market value of one share of the Financial Select Sector SPDR® Fund may differ from the net asset value per share of the Financial Select Sector SPDR® Fund. For all of the foregoing reasons, the performance of the Financial Select Sector SPDR® Fund may not correlate with the performance of the Tracking Index. For additional information about the variation between the performance of the Financial Select Sector SPDR® Fund and the performance of the Tracking Index, see the information set forth under “The Financial Select Sector SPDR® Fund” in the accompanying product supplement no. 39-XI.
  THE FINANCIAL SELECT SECTOR SPDR® FUND IS CONCENTRATED IN THE FINANCIAL SERVICES SECTOR — All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial services sector. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting these industries than a different investment linked to securities of a more broadly diversified group of issuers.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component equity securities of the Basket Indices or equity securities held by the Basket Funds would have.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  WE ARE CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX — We are currently one of the companies that make up the S&P 500® Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index and the notes.
  THE ANTI-DILUTION PROTECTION FOR THE BASKET FUNDS IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Basket Funds. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Basket Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Basket on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Components;
    the time to maturity of the notes;
    the dividend rate on the component equity securities of the Basket Indices or the equity securities held by the Basket Funds;
    interest and yield rates in the market generally as well as in each of the markets of the securities composing the Basket Indices and the equity securities held by the Basket Funds;
    the occurrence of certain events to the Basket Funds that may or may not require an adjustment to the relevant Share Adjustment Factor;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the MSCI EAFE® Index and the equity securities held by the iShares® MSCI Emerging Markets Index Fund are denominated; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund

TS-3

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Upside Leverage Factor of 3 and a Maximum Total Return on the notes of 30%. The Upside Leverage Factor will be determined on the pricing date and will not be less than 3. The Maximum Total Return will be determined on the pricing date and will not be less than 30%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

150.00	50.00%	30.00%
140.00	40.00%	30.00%
130.00	30.00%	30.00%
120.00	20.00%	30.00%
115.00	15.00%	30.00%
110.00	10.00%	30.00%
105.00	5.00%	15.00%
102.50	2.50%	7.50%
101.00	1.00%	3.00%
100.00	0.00%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
80.00	-20.00%	0.00%
70.00	-30.00%	-10.00%
60.00	-40.00%	-20.00%
50.00	-50.00%	-30.00%
40.00	-60.00%	-40.00%
30.00	-70.00%	-50.00%
20.00	-80.00%	-60.00%
10.00	-90.00%	-70.00%
0.00	-100.00%	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated assuming an initial investment in $3,000 aggregate principal amount of notes (or an aggregate of three $1,000 principal amount notes).

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 105. Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 3 does not exceed the hypothetical Maximum Total Return of 30%, the investor receives a payment at maturity of $3,450 per $3,000 aggregate principal amount of notes, calculated as follows:

3 x [$1,000 + ($1,000 x [5% x 3])] = $3,450

Example 2: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80. Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100 by not more than the Buffer Amount of 20%, the investor receives a payment at maturity of $3,000 per $3,000 aggregate principal amount of notes.

Example 3: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 120. Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 3 exceeds the hypothetical Maximum Total Return of 30%, the investor receives a payment at maturity of $3,900 per $3,000 aggregate principal amount of notes, the maximum payment on the notes.

Example 4: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 70. Because the Ending Basket Level of 70 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20%, the Basket Return is negative and the investor receives a payment at maturity of $2,700 per $3,000 aggregate principal amount of notes, calculated as follows:

3 x [$1,000 + ($1,000 x [-30% + 20%])] = $2,700

Example 5: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 0. Because the Ending Basket Level of 0 is less than the Starting Basket Level of 100 by more than the Buffer Amount of 20%, the Basket Return is negative and the investor receives a payment at maturity of $600 per $3,000 aggregate principal amount of notes, which reflects the principal protection provided by the Buffer Amount of 20%, calculated as follows:

3 x [$1,000 + ($1,000 x [-100% + 20%])] = $600

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund

TS-4

Historical Information

The following graphs show the historical weekly performance of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index and the Financial Select Sector SPDR® Fund from January 3, 2003 through July 11, 2008 as well as the historical weekly performance of the iShares® MSCI Emerging Markets Index Fund and the Basket as a whole from April 11, 2003 through July 11, 2008. The graph of the historical Basket performance assumes the Basket level on April 11, 2003 was 100 and the Component Weightings specified on the cover of this term sheet on that date. The closing level of the S&P 500® Index on July 11, 2008 was 1239.49. The closing level of the Russell 2000® Index on July 11, 2008 was 674.95. The closing level of the S&P MidCap 400® on July 11, 2008 was 787.78. The closing level of the MSCI EAFE® Index on July 11, 2008 was 1874.97. The closing price of the iShares® MSCI Emerging Markets Index Fund on July 11, 2008 was $129.22. The closing price of the Financial Select Sector SPDR® Fund Index on July 11, 2008 was $18.68.

We obtained the various Basket Component closing levels or closing prices below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets.

The historical closing levels or closing prices of each Basket Component and of the Basket as a whole should not be taken as an indication of future performance, and no assurance can be given as to the closing level or closing price of any Basket Component on the Observation Date. We cannot give you assurance that the performance of the Basket Components will result in the return of any of your initial investment in excess of $200 per $1,000 principal amount note.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund

TS-5

Supplemental Underwriting Information

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

JPMorgan Structured Investments —
Buffered Return Enhanced Notes Linked to a Weighted Basket Consisting of the S&P 500® Index, the Russell 2000® Index, the S&P MidCap 400® Index, the MSCI EAFE® Index, the iShares® MSCI Emerging Markets Index Fund and the Financial Select Sector SPDR® Fund

TS-6